Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to section 607.1003 of the Florida Business Corporation Act (the FBCA”) InterSearch Group, Inc., a Florida corporation (the “Corporation”) hereby certifies that:

FIRST: The name of the Corporation is InterSearch Group, Inc.

SECOND: The Amended and Restated Articles of Incorporation are amended as follows:

I.	Article I is hereby amended and restated to read in its entirety as follows:

I.

Name

The name of the Corporation is Banks.com, Inc.

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors and by the Shareholders of the Corporation, in accordance with section 607.1003 of the FBCA, on the date hereof. The number of votes cast for the amendments were sufficient for approval.

The foregoing Articles of Amendment to the Corporations Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation this 26th day of November, 2007.

INTERSEARCH GROUP, INC.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President and Chief Executive Officer